UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – February 13, 2014

GILLA INC.
 (Exact Name of Registrant as Specified in its Charter)

NEVADA	000-28107	88-0335710
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

112 North Curry Street, Carson City, Nevada 89703
(Address of principal executive offices)

(416) 843-2881
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01    Entry into a Material Definitive Agreement.

Secured Promissory Note

On February 13, 2014, Gilla Inc. (“Gilla” or the “Company) and Gravitas Financial Inc. (“Gravitas”) entered into a Secured Promissory Note (the “Secured Note”) whereby the Company promised to pay Gravitas the aggregate unpaid principal amount of Five Hundred Thousand Canadian Dollars (CAD $500,000) on or before August 13, 2014 (the “Maturity Date”), bearing an interest rate of 10% per annum. The Secured Note is secured by general security as described below.

General Security Agreement

In connection with the Secured Note, on February 13, 2014, the Company entered into a General Security Agreement (the “GSA”) with Gravitas, the secured party, granting Gravitas a general security interest over all the assets of the Company including property, fixtures and leasehold interests. The Company shall be required to pay Gravitas on demand all reasonable costs and expenses (collectively, “Expenses”) incurred by Gravitas in connection with the preparation, execution, delivery, registration and enforcement of the GSA. The Expenses shall accrue interest at a rate equal to the Prime Rate plus 4% per annum. The “Prime Rate” shall mean the annual rate of interest announced from time to time by Toronto Dominion Bank as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada.

Item 1.02    Termination of a Material Definitive Agreement.

Settlement of the Credit Note

On November 15, 2012, the Company and Credifinance Capital Corp. (“CFCC”) entered into a 6% Convertible Revolving Credit Note (the “Credit Note”) dated November 15, 2012 whereby the Company promised to pay CFCC the aggregate unpaid principal amount of Two Hundred and Twenty Five Thousand United States Dollars (US $225,000) due on or before February 15, 2014, bearing an interest rate of 6% per annum. On February 14, 2014, the Company paid CFCC all outstanding amounts under the Credit Note.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.11	Secured Promissory Note from the Company to Gravitas Financial Inc., dated as of February 13, 2014.

10.12	General Security Agreement, by and between the Company and Gravitas Financial Inc., dated as of February 13, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GILLA INC.

Dated: February 19, 2014	By:	/s/ J. Graham Simmonds
Name: J. Graham. Simmonds
Title: Chief Executive Officer